Exhibit 10.45

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into, and is effective as of August 4, 2003 (hereinafter referred to as the “Effective Date”), by and between SMART & FINAL INC., a Delaware corporation (hereinafter referred to as the “Company”), and ETIENNE SNOLLAERTS, an individual (hereinafter referred to as the “Executive”).

RECITALS

WHEREAS, Executive is presently a member of the Board of Directors of the Company; and

WHEREAS, Executive possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and operations; and

WHEREAS, the Company recognizes that Executive has demonstrated unique qualifications to act in an executive capacity for and on behalf of the Company; and

WHEREAS, the Company is desirous of employing Executive in the manner described in this Agreement and Executive is desirous of being employed by the Company in such manner.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Term of Employment

1.1. The Company hereby agrees to employ Executive and Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, from the Effective Date of this Agreement until December 31, 2005 (unless extended pursuant to Section 1.2 below); subject, however, to earlier termination as expressly provided in Section 6 herein (the “Term”).

1.2. Commencing on December 31, 2004, and, thereafter, on or before December 31st of each year, the Company may, in its sole discretion, give notice to Executive of the Company’s election to extend this Agreement for a two (2) year period from December 31st of the year in which such notice is given. Failure by the Company to give any such notice of election to extend this Agreement shall be deemed an election by the Company not to extend the Term hereof and, in such case, this Agreement shall terminate as otherwise provided herein.

Section 2. Positions and Responsibilities

2.1. From the Effective Date of this Agreement through and including such date in 2004 (the “Promotion Date”) that the Board of Directors (the “Board”) of the Company may appoint Executive to serve in such other capacity, the Executive shall serve as the Chief Operating Officer of the Company, and shall have and perform the duties and responsibilities customarily performed by a chief operating officer of a company. Executive shall report to Ross E. Roeder so long as Executive may serve as the Chief Operating Officer of the Company.

Section 3. Standard of Care and Performance

3.1. During the Term of this Agreement, Executive agrees to devote substantially his full time, attention and energies to the Company’s business.

3.2. Nothing in this Section 3 shall be construed as preventing Executive from investing his personal assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

3.3. Executive shall perform his duties and responsibilities under this Agreement in the City of Commerce, Los Angeles County, California, or such other location(s) as may be required by the Company from time to time, which other location(s) shall not exceed a      mile radius reasonably calculated from the Company’s executive offices in the City of Commerce, Los Angeles County, California.

Section 4. Compensation and Benefits

The Compensation Committee of the Board of the Company shall be solely responsible for setting Executive’s pay, as remuneration for all services to be rendered by Executive during the Term of this Agreement, and as consideration for complying with the covenants herein. The compensation and benefits provided to Executive shall be as follows:

4.1. Base Salary. During the period of time that Executive serves as the Company’s Chief Operating Officer, the Company shall pay to Executive an annual salary (a “Base Salary”) in the amount of Five Hundred Fifty Thousand Dollars ($550,000) per annum.

(a) Executive’s Base Salary shall be paid to Executive in equal installments, throughout the year, consistent with the normal payroll practices of the Company.

(b) Executive’s Base Salary shall be reviewed annually in accordance with the Company’s executive merit pay policy, as amended from time to time, and at the sole discretion of the Compensation Committee the Base Salary may be increased, but in no event shall the Base Salary be decreased to an amount less than Five Hundred Fifty Thousand Dollars ($550,000) per annum.

4.2. Initial Bonus. On the Effective Date, the Company shall pay to Executive an initial bonus (the “Initial Bonus”) of One Hundred Thousand Dollars ($100,000).

4.3. Initial Option Grant. On the Effective Date, the Company shall grant to Executive a non-qualified stock option to purchase One Hundred Thousand (100,000) shares of the Company’s common stock (“Common Stock”), at an exercise price per share equal to the fair market value of a share of Common Stock on such date as the Board may determine. Such option grant shall be evidenced by a written option award agreement in the form attached hereto as Exhibit “A”, and specifying the terms and conditions (including vesting terms) of such option.

4.4. Annual Bonus. Executive shall be eligible to earn an annual bonus (“Annual Bonus”), at a level that, in the sole and absolute discretion of the Compensation Committee of the Board of the Company, is commensurate with the bonuses offered to executives having the same or similar duties and responsibilities as those of Executive at companies of similar size, scope, business and financial condition as that of the Company, as more fully described below.

(a) If and to the extent that the Board decides to award annual bonuses during the period of time that Executive serves as the Company’s Chief Operating Officer then, in such event, Executive shall be eligible to earn an Annual Bonus at the sole discretion of the Board. The target for any such Annual Bonus shall be not less than Seventy Five Percent (75%) nor greater than One Hundred Fifty Percent (150%) of Executive’s Base Salary for such period. Executive’s Annual Bonus for any partial years of service as the Company’s Chief Operating Officer shall be prorated. The Initial Bonus shall be offset against any Annual Bonus earned by Executive in 2003. In the event that Executive’s Annual Bonus for 2003 exceeds the amount of the Initial Bonus then, in such event, the amount exceeding the amount of the Initial Bonus shall be paid to Executive at such time as 2003 incentive payments are distributed by the Company to its other senior executive officers.

(b) Nothing in this Section shall be construed as obligating the Company to pay Executive an Annual Bonus or to refrain from changing and/or amending the annual bonus/incentive plan so long as such changes are similarly applicable to all executives generally.

4.5. Long-Term Incentives. During the period of time that Executive serves as the Company’s Chief Operating Officer, Executive shall be eligible to receive long-term incentive awards (the “Long-Term Incentives”) of restricted stock or options to purchase Common Stock (“Options”), in accordance with the guidelines set forth in the Company’s executive compensation policies as determined by the Compensation Committee of the Board.

4.6. Retirement Benefits. Executive shall be eligible to participate in the following Company qualified defined benefit and defined contribution retirement plans, including, but not limited to, the 401(k) savings plan (including matching contributions from the Company), and the pension plan. Executive shall also be eligible to participate in the Smart & Final Supplemental Deferred Compensation Plan (including deferral of up to One Hundred Percent (100%) of Base Salary and any Annual Bonus) and the Directors Deferred Compensation Plan, subject to the eligibility and participation requirements of any such plans.

4.7. Employee Benefits. During the Term and as otherwise provided by the provisions of each of the respective plans, the Company shall provide to Executive all of the benefits that other executives and employees of the Company are entitled to receive, as commensurate with Executive’s position. The benefits, and the terms of conditions thereof, to which Executive shall be entitled are set forth in the Company’s Employee Benefits package, as the same may, from time to time be amended or modified.

4.8. Benefit Reimbursements. The Company shall reimburse Executive up to Nine Thousand Five Hundred Dollars ($9,500) per calendar year for medical, dental and vision insurance expenses, and shall provide Executive with executive life insurance and long-term disability insurance.

4.9. Vacation. Executive shall be entitled to five (5) weeks of paid vacation per calendar year, prorated for any partial years of services, in accordance with the standard written policy of the Company with regard to vacations of employees. Unused vacation shall accrue from year to year, but shall be capped at ten (10) weeks.

4.10. Automobile Allowance. During the Term, Executive shall receive (i) an automobile allowance of One Thousand Dollars ($1,000) per month, (ii) reimbursement for automobile maintenance expenses for such automobile in an amount not to exceed Two Thousand Five Hundred Dollars ($2,500) per calendar year (in accordance with the Company’s written policies), (iii) a credit card to be used for the purchase of gasoline for such automobile, and (iv) automobile insurance for such automobile paid for by the Company.

4.11. Financial Planning/Tax Expenses. During the Term, the Company shall reimburse Executive for financial planning and tax expenses paid to a financial services provider of Executive’s choosing, in an amount not to exceed Five Thousand Dollars ($5,000) per calendar year.

4.12. Expatriate Compensation. Executive shall receive expatriation compensation in accordance with a written Expatriate Compensation Agreement, of even date herewith, in the form attached hereto as Exhibit “B”.

4.13. Perquisites. The Company shall provide to Executive, at the Company’s cost, all perquisites to which other executives of the Company are entitled to receive and such other perquisites that are suitable to the character of Executive’s position with the Company and adequate for the performance of his duties hereunder.

4.14. Right To Change Plans. By reason of the provisions herein, the Company shall not be obligated to institute, maintain, change, amend or discontinue, or to refrain from changing, amending or discontinuing, any benefit plan, program or perquisite, so long as such changes are similarly applicable to executive employees generally.

4.15. Benefits Conflicts. Executive’s benefits and perquisites shall be as set forth in this Agreement, subject, however, to the Company’s right to change plans all such plans as set forth in Section 4.14 above.

Section 5. Expenses

5.1. Reimbursements. The Company shall, according to its written policies, pay or reimburse Executive for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which Executive’s participation is in the best interest of the Company.

5.2. Relocation Expenses. The Company shall reimburse Executive for all reasonable relocation expenses, which Executive incurs in relocating to California including, but not limited to, moving and travel expenses, upon submission of documentation acceptable to the Company. The reimbursement of relocation expenses as set forth in this Section 5.2 shall include such additional payment as is necessary (after taking into account all federal, state and local income and payroll taxes payable by Executive as a result of the receipt of such reimbursement) to place Executive in the same after-tax position (including federal, state and local income and payroll taxes) as Executive would have been in had no such tax been paid or incurred by Executive as a result of such reimbursement.

Section 6. Employment Terminations

6.1. Termination Due To Retirement. In the event Executive’s employment is terminated by reason of Executive’s Retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan) then, upon the effective date of such termination, the Company’s obligation to pay and provide to Executive Base Salary, Annual Bonus and Long-Term Incentives (as provided in Section 4 hereof), shall immediately expire. Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier 1 Executive upon termination of employment due to Retirement pursuant to Section 4.5 of the Company’s 2004 Executive Severance Plan (the “Severance Plan”), attached hereto as Exhibit “C”.

6.2. Termination Due To Death. In the event Executive’s employment is terminated by reason of the death of Executive then, upon the date of such termination, the Company’s obligation to pay and provide to Executive Base Salary, Annual Bonus and Long-Term Incentives (as provided in Section 4 hereof) shall immediately expire. Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier 1 Executive upon termination of employment due to death pursuant to Section 4.5 of the Severance Plan.

6.3. Termination Due To Disability. In the event that Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties hereunder for a period of more than ninety (90) calendar days in the aggregate, during any period of twelve (12) consecutive months, or in the event of the Board’s reasonable expectation that Executive’s Disability will exist for more than a period of ninety (90) calendar days, the Company shall have the right to terminate Executive’s active employment as provided in this Agreement. However, the Board shall deliver written notice to Executive of the Company’s intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.

A termination for Disability shall become effective upon the end of such thirty (30) day notice period. Upon such effective date, the Company’s obligation to pay and provide to Executive Base Salary, Annual Bonus and Long-Term Incentives (as provided in Section 4 hereof), shall immediately expire. Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier 1 Executive upon termination of employment due to Disability pursuant to Section 4.4 of the Severance Plan.

The term “Disability” shall, for all purposes of this Agreement, have the meaning ascribed to such term in the Severance Plan.

It is expressly understood that the Disability of Executive for a period of ninety (90) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default, and Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

6.4. Voluntary Termination By Executive Without Good Reason. Executive may terminate this Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination (such period not to include vacation). The termination automatically shall become effective upon the expiration of the notice period.

Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier 1 Executive upon termination of employment by such executive, other than for Retirement, pursuant to Section 4.6 of the Severance Plan.

6.5. Termination By The Company Without Cause. At any time during the Term, the Board may terminate Executive’s employment, as provided under this Agreement, at any time, for reasons other than death, Disability, Retirement or for Cause, by notifying Executive in writing of the Company’s intent to terminate, at least thirty (30) calendar days prior the effective date of such termination.

Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier 1 Executive upon termination of employment by the Company other than for Cause, death or Disability pursuant to Section 4.2 of the Severance Plan; provided, however, that notwithstanding the provisions of the Severance Plan, the Company shall continue to pay to Executive in equal monthly installments Executive’s Base Salary then in effect for a minimum of two (2) years following the date of such termination.

6.6. Termination By The Company For Cause. At any time during the Term of this Agreement, the Board may terminate Executive’s employment hereunder for “Cause.” In such event, the Board shall deliver written notice to Executive of the facts and circumstances leading to the Board’s determination. Upon receipt of this written notification, this Agreement shall be immediately terminated.

“Cause” shall have the meaning ascribed to such term in the Severance Plan, and the existence of Cause shall be determined by the Compensation Committee of the Board in the exercise of good faith and reasonable judgment.

Upon such termination by the Company for Cause, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier 1 Executive upon termination of employment by the Company for Cause pursuant to Section 4.6 of the Severance Plan.

6.7. Termination By Executive For Good Reason. At any time during the term of this Agreement, Executive may terminate this Agreement for Good Reason (as defined in the Severance Plan) by giving the Board thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

Upon the expiration of the thirty (30) day notice period, such termination shall become effective.

Upon a termination of Executive’s employment for Good Reason at any time other than during the twenty-four (24) month period following the effective date of a Change in Control, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the same severance payments and benefits as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 6.5 herein. Upon a termination for Good Reason during the twenty-four (24) months following the effective date of a Change in Control, Executive shall be entitled to receive the payments and benefits set forth in Section 7.1 herein in lieu of those set forth in this Section 6.7.

Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

6.8. Accelerated Vesting. If this Agreement is terminated pursuant to Section 6.5 or Section 6.7 hereof, or if this Agreement is not renewed by the Company after expiration of the Term, then, in such circumstances (i) all Options received by Executive during the Term of this Agreement shall immediately become vested and (ii) all restrictions applicable to any shares of restricted stock of the Company received by Executive during the Term of this Agreement shall immediately lapse (to the fullest extent possible).

Section 7. Change In Control

7.1. Employment Terminations In Connection With A Change In Control. In the event of a Qualifying Change-in-Control Termination (as defined in the Severance Plan)

within twenty-four (24) months following the effective date of a Change in Control then, in lieu of all other benefits provided to Executive under the provisions of this Agreement, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier 1 Executive upon a Qualifying Change-in-Control Termination pursuant to Sections 5.1, 5.3 and 5.4 of the Severance Plan.

7.2. Excise Tax Equalization Payment. In the event that Executive becomes entitled to payments and/or benefits hereunder which would constitute “parachute payments” within the meaning of Section 280(b) of the Internal Revenue Code of 1986, as amended, the provisions of Article 6 of the Severance Plan and of Exhibit “B” to the Severance Plan shall apply to Executive in their entirety.

7.3. Acceptance of Position With Casino. Notwithstanding anything to the contrary herein, Executive shall not be eligible to receive any severance benefits, whether payable to a Tier 1 Executive upon a Qualifying Change-in-Control Termination or otherwise, if Executive accepts any position with Casino Guichard-Perrachon, S.A., or any of its foreign or domestic subsidiaries, within six (6) months following any such change of control event .

Section 8. Noncompetition

8.1. Prohibition On Competition. Without the prior written consent of the Company, during the Term of this Agreement, and for the greater of (i) twelve (12) months thereafter or (ii) or any other period in which amounts are being paid by the Company to Executive hereunder, Executive shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns.

8.2. Disclosure of Information. Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties under this Agreement. Executive will not, during or after the Term of this Agreement, in whole or in part, disclose such information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

8.3. Covenants Regarding Other Employees. During the Term of this Agreement, and for a period of twenty-four (24) months following the expiration of this Agreement, Executive agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.

Section 9. Indemnification

The Company hereby covenants and agrees to indemnify and hold harmless Executive, to the fullest extent permitted by Delaware law, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees) losses, and damages resulting from Executive’s good faith performance of his duties and obligations under the terms of this Agreement.

Section 10. Assignment

10.1. Assignment By Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or essentially all of the assets of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

10.2. Assignment By Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, in the absence of such designee, to Executive’s estate.

Section 11. Dispute Resolution and Notice

11.1. Dispute Resolution. Any dispute arising under or in connection with this Agreement shall be settled exclusively by arbitration.

Such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of his principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

All expenses of such arbitration, including the reasonable fees and expenses of the legal representation, and necessary costs and disbursements incurred as a result of such dispute, and any prejudgment interest, shall be borne by the unsuccessful party.

11.2. Notice. Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

Section 12. Miscellaneous

12.1. Entire Agreement. This Agreement supersedes all negotiations or understandings, oral or written, between Executive and the Company, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect thereto.

12.2. Modification. This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

12.3. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.5. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

12.6. Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. Executive may make or change such designation at any time.

Section 13. Governing Law

To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of California.

IN WITNESS WHEREOF, Executive and the Company (pursuant to a resolution adopted at a duly constituted meeting of its Board of Directors) have executed this Agreement, as of the day and year first above written.

“Executive”

By:	/s/ Etienne Snollaerts
ETIENNE SNOLLAERTS

“Company”

SMART & FINAL INC., a Delaware corporation

By:	/s/ Ross E. Roeder
Its:	Chief Executive Officer

Exhibit “A”

Form of Option Agreement

A-1

Nonqualified Stock Option Award Agreement

Smart & Final Inc. Long-Term Equity Compensation Plan

«FirstName» «LastName» has been awarded nonqualified stock options (“Options”) as set forth below under the Smart & Final Inc. Long-Term Equity Compensation Plan (the “Plan”). This agreement provides a brief summary of your rights under the Plan, although reference is made to the Plan for the details of all of your rights under the Plan and this Agreement, as well as all of the conditions and limitations affecting such rights. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms used are not defined herein shall have the meaning ascribed to them in the Plan. The Options granted to you under this Agreement are Nonqualified Stock Options as defined in the Plan.

Overview of Your Stock Options

1.	Number of Options Granted: «Shares»

2.	Date of Grant: «Date»

3.	Exercise Price: $«Price»

4.	Option Term: This Option has been granted for a period of ten years and one day from the Date of Grant (the “Option Term”).

5.	Vesting and Exercise of Option: This Option does not provide you with any rights or interests therein until it vests and becomes exercisable in accordance with the following:

a). One-third of the Options, on a cumulative basis, vest and become exercisable on each of the second, third, and fourth anniversaries of the Date of Grant, provided you have continued in the employment of the Company through such anniversary or anniversaries or your employment has terminated due to a Disability.

b). Subject to paragraph 7, the balance or all of the Options vest and become exercisable upon the termination of your employment due to death.

Options which are not and do not become exercisable at the time of your termination of employment, or a Disability shall, coincident with the termination of your employment, terminate and be of no force or effect.

6.	How to Exercise: The Option hereby granted shall be exercised by written notice to Lily Harada of the Company’s Human Resources Department specifying the number of shares you then desire to purchase, which may not be fewer than twenty-five (25), together with (a) a check payable to the order of Smart & Final Inc. for an amount in United States dollars equal to the option price of such shares or (b) shares of Common Stock which have been held by you for at least six months having an aggregate fair market value (as of the trading date immediately preceding the date of exercise) equal to such option price, or a combination of cash and such shares. The Option also may be exercised through a “cashless” exercise with a broker (which broker and provision for a cashless exercise and payments have been approved in advance by the Company) as permitted under the Federal Reserve Board’s Regulation T. Please contact the Company’s Human Resources Department for further information regarding the manner of exercise of the Options.

As soon as practicable after receipt of such written notification and payment, the Company shall issue or transfer to you the number of shares with respect to which such Option shall be so exercised and shall, upon receipt of applicable withholding taxes, deliver to you a certificate or certificates thereof, registered in your name.

7.	Termination of Options: The Options, which become exercisable as provided in paragraph 5 above, shall terminate and be of no force or effect as follows:

a). If your employment terminates during the Option Term by reason of Death, Disability, or Normal Retirement, the Options terminate and have no force or effect upon the earlier to occur of the expiration of the Option Term or three (3) years after the date of termination of your employment;

b). If your employment terminates during the Option Term for any other reason than those set forth in Section 7(a), the Options terminate and have no force or effect upon the earlier to occur of the expiration of the Option Term or three (3) months after termination of your employment; and

c). If you continue in the employ of the Company through the Option Term, the Option terminates and has no force or effect upon the expiration of the Option Term.

8.	Change in Control: In the event of a Change in Control, all Options immediately shall become one hundred (100%) vested and shall remain exercisable for the entire Option Term.

9.	Who Can Exercise: During your lifetime the Options shall be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, shall vest in the assignee or transferee any interest whatsoever. Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

AGREEMENT TO PARTICIPATE

By signing a copy of this Agreement and returning it to the Human Resources Department of the Company, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to exercise the Options. Without limiting the generality of the preceding sentence, I understand that my right to exercise the Options is conditioned upon my continued employment with the Company. I further am reminded and acknowledge previous review and familiarity with the Memorandum on Confidentiality for Key Management Personnel and the Smart & Final Code of Ethics.

Executed at Commerce, California as of

THE CORPORATION:	Smart & Final Inc. A Delaware Corporation

By

Its
THE PARTICIPANT:

Participant Name: «FirstName» «LastName»	Date:

Participant Signature

Exhibit “B”

Expatriate Compensation Agreement

B-1

EXPATRIATE COMPENSATION AGREEMENT

This EXPATRIATE COMPENSATION AGREEMENT (this “Agreement”) is made, entered into, and is effective as of August 4, 2003 (hereinafter referred to as the “Effective Date”), by and among SMART & FINAL INC., a Delaware corporation (hereinafter referred to as “Smart & Final), CASINO USA, INC., a California corporation (hereinafter referred to as “Casino”) and ETIENNE SNOLLAERTS, an individual (hereinafter referred to as the “Executive”).

RECITALS

WHEREAS, Casino has previously agreed to compensate Executive for certain of his expatriate expenses; and

WHEREAS, Executive is presently a member of the Board of Directors of Smart & Final; and

WHEREAS, Executive possesses considerable experience and an intimate knowledge of the business and affairs of Smart & Final, its policies, methods, personnel and operations; and

WHEREAS, Smart & Final recognizes that Executive has demonstrated unique qualifications to act in an executive capacity for and on behalf of Smart & Final; and

WHEREAS, Smart & Final is desirous of employing Executive pursuant to the terms of that certain Employment Agreement (the “Employment Agreement”), of even date herewith, by and between Executive and Smart & Final; and

WHEREAS, Smart & Final has agreed to assume certain of Casino’s expatriate compensation expenses related to Executive; and

WHEREAS, Casino has agreed to reimburse Smart & Final for certain of these expenses.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Term.

1.1 The term (the “Term”) of this Agreement shall be contemporaneous in all respects with that of the Employment Agreement.

Section 2. Expatriate Compensation.

2.1 Amounts. During the Term, Smart & Final shall reimburse Executive for certain of his expatriate expenses (the “Expatriate Compensation”), for the following categories of expenses and in the following amounts:

Expense Categories	Expatriate Compensation
Housing	Up to $10,000.00 per month

Schooling	Up to $15,000.00 per year per child

Personal Travel to/from France	Up to $40,000.00 per year

2.2 Tax Gross Up. Expatriate Compensation payable to Executive pursuant to the terms of this Agreement shall include such additional compensation as is necessary (after taking into account all federal, state and local income and payroll taxes payable by Executive as a result of the receipt of such additional compensation) to put Executive in the same after-tax position (including federal, state and local income and payroll taxes) as Executive would have been in had no such tax been paid or incurred.

2.3 Payments. Expatriate Compensation shall be payable to Executive in accordance with Smart & Final’s payment or reimbursement policies and shall be subject to Executive providing Smart & Final with documentation or other evidence of the expenses reasonably satisfactory to Smart & Final.

Section 3. Casino Reimbursements and First Year Credit.

3.1 Subject to the cost categories and limitations set forth in the table above, Casino shall reimburse Smart & Final on a monthly basis and in an amount equal to the amount of Expatriate Compensation paid to Executive by Smart & Final during said period and for so long as this Agreement shall be in effect, including amounts for the Tax Gross Up described in Section 2.2 above

3.2 Casino shall have no obligation to reimburse Smart & Final for up to the first One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) that Smart & Final pays to Executive during the first twelve (12) months of the Term (the “First Year Credit”); provided, however, that the First Year Credit shall be prorated in the event that the Employment Agreement is terminated for any reason whatsoever prior to the first anniversary of the Effective Date.

Section 4. Miscellaneous.

4.1 Assignment By Smart & Final. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of Smart & Final, and any such successor shall be deemed substituted for all purposes for “Smart & Final” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity which at any time,

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whether by merger, purchase or otherwise, acquires all or essentially all of the assets of Smart & Final or Casino or both, as applicable.

4.2 Assignment By Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, in the absence of such designee, to Executive’s estate.

4.3 Assignment by Casino. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of Casino, and any such successor shall be deemed substituted for all purposes for “Casino” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of Smart & Final or Casino or both, as applicable. Notwithstanding such assignment, Casino shall remain, with such successor, jointly and severally liable for all of its obligations hereunder.

4.4 Dispute Resolution. Any dispute arising under or in connection with this Agreement shall be settled exclusively by arbitration.

(a) Such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of Smart & Final’s principal executive offices, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b) All expenses of such arbitration, including the reasonable fees and expenses of the legal representation, and necessary costs and disbursements incurred as a result of such dispute, and any prejudgment interest, shall be borne by the unsuccessful party.

4.5 Notice. Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with Smart & Final or, in the case of Smart & Final or Casino, at their respective principal executive offices.

4.6 Entire Agreement. This Agreement supersedes all negotiations or understandings, oral or written, between the parties, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect thereto.

4.7 Modification. This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

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4.8 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

4.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

4.10 Tax Withholding. Either or both of Casino and Smart & Final may withhold from any benefits payable to any party under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

4.11 Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to Smart & Final or Smart & Final’s designee. Executive may make or change such designation at any time.

4.12 Governing Law. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

“Casino”	“Smart & Final”

CASINO USA, INC., a California corporation	SMART & FINAL INC., a Delaware corporation

By:/s/ André Delolmo	By:/s/ Ross E. Roeder

Its:	Its:

“Executive”

By:/s/ Etienne Snollaerts
ETIENNE SNOLLAERTS

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Exhibit “C”

Smart & Final Inc. 2004 Executive Severance Plan

C-1